[EXHIBIT 3.2]

                  THE COMPANIES LAW (2004 REVISION)
                  ---------------------------------
                      OF THE CAYMAN ISLANDS
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                     COMPANY LIMITED BY SHARES
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                     MEMORANDUM OF ASSOCIATION

                                OF

                   RUBY GROWTH CORPORATION

1.   The  name  of  the Company is  Ruby Growth Corporation.

2. The registered office of the Company shall be at the offices of Stuarts Corporate Services Ltd, 4th Floor, Cayman Financial Centre, 36 A Dr Roy's Drive, George Town, PO Box 2510, Grand Cayman, Cayman Islands or at such other place as the directors of the Company may, from time to time, decide.

3. The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2004 Revision), or as the same may be revised from time to time, or any other law of the Cayman Islands

4. The Company shall have and be capable of exercising all the functions of a natural person of full capacity or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, irrespective of any question of corporate benefit as provided by section 27(2) of the Companies Law (2004 Revision) including the power to make any alterations or amendments to its Memorandum and Articles of Association in the manner set out in its Articles of Association and including, but not limited to, the power to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company and do business in any other jurisdiction; to sell, lease or dispose of any property of the Company, to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest moneys of the Company in such manner as the directors of the Company determine;
     to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to directors, officers and/or employees of the Company, past or present and their families; to purchase directors and officers' liability insurance and to carry on any trade or business and generally to do all acts and things which in the opinion of the Company or the directors of the Company may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5. The liability of each member of the Company is limited to the amount if any, unpaid on the Shares held by such member.


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Companies Law (2004 Revision)
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6.   The  share capital of the Company  is  US$50,000 divided into
     5,000,000 shares of a par value of US$0.01 each. Subject to the provisions of the Companies Law (2004 Revision) and the Articles of Association of the Company, the Company shall have the power to redeem or purchase any of its Shares and to increase, reduce, sub-divide or consolidate the share capital and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of Shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

7. If the Company is registered as exempted, its operations shall be carried on subject to section 193 of the Companies Law (2004 Revision). The Company may effect and conclude contracts in the Cayman Islands, and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands but shall not otherwise trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands.

8. Subject to the provisions of the Companies Law (2004 Revision) and the Articles of Association, the Company may exercise the power contained in section 226 of the Companies Law (2004 Revision) to deregister in the Cayman Islands and register by way of continuation under the laws of any jurisdiction outside the Cayman Islands.








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Companies Law (2004 Revision)
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I the undersigned, whose name and address is subscribed, am desirous of being formed into a Company in pursuance of this Memorandum of Association, and I agree to take the number of shares in the capital of the Company set opposite my name



   NAME AND ADDRESS                   NUMBER OF SHARES TAKEN BY
     OF SUBSCRIBER                           SUBSCRIBER






/s/ Sophia A. Dilbert
------------------------
Sophia A. Dilbert                         ONE ORDINARY SHARE
P.O. Box 2510, George
Town, Grand Cayman,
Cayman Islands



Dated this 10th March 2006




Witness to the above signature


/s/ Lori-Ann Welcome
---------------------------
Lori-Ann Welcome
P.O. Box 2510, George
Town,  Grand Cayman,
Cayman Islands








D. Evadne Ebankds, Asst. Registrar of Companies, in and for the Cayman Islands, HEREBY CERFITY that this is a true copy of the Memorandum of Association of Ruby Growth Corporation.

Dated  this 10th of March,2006   /s/ D. Evadne Ebanks
                                 ----------------------





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